Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Hancock Jaffe Laboratories, Inc. on Form S-8 of our report dated March 31, 2021, with respect to our audits of the financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2020 and 2019 and for the two years in the period ended December 31, 2020 appearing in the Annual Report on Form 10-K of Hancock Jaffe Laboratories, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York NY

May 26, 2021